SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Information Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement
FOX STRATEGIC HOUSING INCOME PARTNERS
A CALIFORNIA LIMITED PARTNERSHIP

(Name of Registrant as Specified in Its Charter)
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INFORMATION STATEMENT
FOR
FOX STRATEGIC HOUSING INCOME PARTNERS
A CALIFORNIA LIMITED PARTNERSHIP
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
December 19, 2006
Dear Limited Partner:
          We are sending you this information statement in connection with the approval of an amendment to the limited partnership agreement of Fox Strategic Housing Income Partners, a California limited partnership (the “Partnership”). This amendment will authorize the Partnership to retain Fox Partners VIII, a California general partnership and the general partner of the Partnership (the “General Partner”), and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of Wood View Apartments, our one remaining property (the “Property”).
Affiliate Transaction Amendment
          Our limited partnership agreement prohibits the Partnership from entering into any contract with our General Partner or its affiliates to construct or develop Partnership properties or to render any services to the Partnership in connection with such construction or development. The proposed amendment will explicitly permit our General Partner and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of the Property.
Planned Property Redevelopment
          The Partnership currently plans to redevelop its Wood View Apartments property located in Atlanta, Georgia. Based on our current projected redevelopment budget, we estimate that the total cost of this redevelopment (including capitalized operating expenses and lost rents in addition to the actual cost of the redevelopment) will be approximately $7,900,000.
          In connection with this redevelopment, we plan to retain Aimco/Bethesda Holdings, Inc. (“Aimco/Bethesda”), an affiliate of the General Partner, to plan, structure and supervise the redevelopment process. The Partnership will pay Aimco/Bethesda a fee of $25,000 for the planning and structuring of the redevelopment process, and a fee equal to 4% of the actual redevelopment cost for supervision of the redevelopment which, based on the current estimated redevelopment cost for the Property, would be an amount equal to approximately $292,000 for the Property. Our General Partner believes that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider of these services. Our General Partner also believes that an affiliate will provide the services more efficiently than a third party.
          We propose to fund this redevelopment through a combination of (1) loans to the Partnership by AIMCO Properties, L.P. (“Aimco Properties”), an affiliate of our General Partner, and (2) to the extent available, the retention of distributable cash from operations received by the Partnership.
Required Limited Partner Approval
          Our limited partnership agreement may be amended with the consent of limited partners owning more than 50% of the total outstanding limited partnership units. As of December 15, 2006, 26,111 of our limited partnership units were issued and outstanding, and affiliates of our General Partner own 13,146 of these units, or approximately 50.35%of the outstanding limited partnership units. Our General Partner’s affiliates have indicated that they will vote all of their limited partnership units in favor of the amendment. Accordingly, approval of the amendment is assured.
          This information statement contains information about the amendment and the reasons our General Partner has decided that the amendment is in the best interests of the limited partners. Our General Partner has conflicts of interest with respect to the amendment that are described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
The date of this information statement is December 19, 2006.
          This information statement is being mailed on or about the date hereof to all holders of the limited partnership units of the Partnership at the close of business on December 19, 2006.

REASONS FOR THE AMENDMENT
          Our General Partner believes that the amendment is in the best interests of the Partnership and our limited partners. Our General Partner considered a number of factors in forming this opinion, including the following:
•	Our General Partner believes that the Property is in a location that could command higher rents than it is currently generating. The General Partner believes that the redevelopment of the Property will enable the Partnership to generate increased rents by taking advantage of the enhanced physical condition and amenities of the Property.

•	The proposed amendment will explicitly authorize our General Partner and its affiliates to provide services to the Partnership on third-party market terms in connection with the redevelopment of the Property. Our General Partner believes that the redevelopment fees to be paid to Aimco/Bethesda are not in excess of the fees that the Partnership would have to pay to a third party for such redevelopment services, and that affiliates of the Partnership will be more familiar with the Property, and will be able to plan and supervise the redevelopment more efficiently than a third party.

•	Our General Partner believes that if the redevelopment does not occur, the competitiveness of the Property, which is the Partnership’s sole remaining property, may decline.
          In general, the Partnership evaluates the capital needs and competitive position of the Property by considering various factors, such as the Partnership’s financial position and real estate market conditions. The Partnership monitors the specific locale of the Property and sub-market conditions (including stability of the surrounding neighborhood), evaluating resident demand, current trends, competition, new construction and economic changes. The Partnership oversees the Property’s operating performance and evaluates the physical improvement requirements. In addition, the financing structure for the Property (including any prepayment penalties), tax implications, availability of attractive mortgage financing and the investment climate all are considered.
          For these reasons, our General Partner has approved the proposed amendment which will permit the General Partner and its affiliates to provide redevelopment services to the Partnership and to receive a fee in connection with such services. See “The Planned Redevelopment” and “Approval of Amendment” for a more detailed description of the proposed redevelopment and the amendment.
THE PROPERTY
          The Partnership has owned and operated the Wood View Apartments property since September 1987. The property is a 180-unit apartment complex located in Atlanta, Georgia. During the nine months ended September 30, 2006, the Partnership completed approximately $143,000 of capital improvements at the Property consisting primarily of balcony upgrades, interior improvements and floor covering replacements. To our knowledge, the property has not undergone major renovation or redevelopment since its construction in 1982.
THE PLANNED REDEVELOPMENT
          Our planned redevelopment of the Property includes improvements to building exteriors, apartment interiors and common areas. Improvements to the exterior will include upgrading gutters, doors, windows and railings, installing siding and trim and painting. Improvements to the interior of the apartment units will include upgrading appliances, cabinets, sinks, and bathroom fixtures and accessories. Improvements to the common areas will include upgrading the clubhouse and other site improvements, including, but not limited to, retaining walls, sidewalks and parking lots. We also intend to improve the Property’s landscaping, exterior lighting and signage.
          We currently estimate that the exterior redevelopment will take approximately six months and that completion of the redevelopment of all unit interiors will take approximately twelve months.
          We currently estimate that the total redevelopment costs for the Property will be approximately $7,900,000.

          Our estimates of the redevelopment cost for the Property assume that we will be able to start the redevelopment on or before January 1, 2007, and are based on information known to us at this time. Many factors could cause the actual redevelopment costs for the Property to vary from our estimates, including construction cost overruns and unforeseen environmental or engineering problems. In addition, many factors could cause the redevelopment period to vary from our estimates, including shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, scheduling problems, weather interference or natural disasters.
AFFILIATE REDEVELOPMENT SERVICES
          We plan to use Aimco/Bethesda to review the local market where the Property is located and to plan and supervise the redevelopment of the Property. The Partnership will pay Aimco/Bethesda a fee of $25,000 for the planning and structuring of the redevelopment process, and a fee equal to 4% of the actual redevelopment cost of the Property for supervision of the redevelopment which, based on the current estimated redevelopment cost, would be an amount equal to approximately $292,000. Our General Partner believes that the redevelopment fees are not in excess of fees that the Partnership would have to pay to a third-party provider of these services and that an affiliate will provide them more efficiently than a third party.
AFFILIATE REDEVELOPMENT FUNDING
          We propose to fund the redevelopment through a combination of (1) loans to the Partnership by Aimco Properties, an affiliate of our General Partner, and (2) to the extent available, the retention of distributable cash from operations received by the Partnership.
          The Partnership has not experienced any positive distributable cash from operations since 2002 and we do not currently anticipate having cash flow from operations to fund the redevelopment. As a result, Aimco Properties has agreed to make a loan to the Partnership in an amount equal to 100% of the redevelopment cost. This loan will accrue interest at prime plus 2%, compounded monthly. The principal and accrued interest on this loan will be payable in full at any time upon demand of Aimco Properties.
          We currently plan to refinance the Property with a third party to the extent practicable. This refinancing may include a refinancing of our existing indebtedness or a second mortgage on the Property. We currently anticipate that such third party refinancing will be available to us in the third quarter of 2008. If we are successful in refinancing the Property, we estimate that the refinancing proceeds will be insufficient for us to repay the then outstanding principal and accrued interest on the loan made to the Partnership by Aimco Properties. Based on our current projected redevelopment budget, we estimate that the total principal amount of and accrued interest on the loan will be approximately $8,900,000 by August 2008. The availability of third party financing and the actual size of the loan from Aimco Properties are based on our current estimates and many factors could cause our estimates to change, including changes in the redevelopment cost, availability of funding sources, real estate and debt markets, general economic conditions and the economic performance of the Partnership and the Property.
          If at any time we accumulate sufficient funds as the result of an improvement in the Partnership’s cash flow, additional refinancing proceeds or otherwise, the Partnership will repay the outstanding balance of and accrued interest on the Aimco Properties loan before we begin making any distributions to our limited partners. Based on information known to us at this time and our projected redevelopment budget, we estimate that we will be able to repay the outstanding balance of and accrued interest on the loan at the end of the third quarter in 2011, and resume cash flow distributions to our limited partners during the fourth quarter of 2011. Many factors could cause this period to vary, including a change in our projected cash flow, a change in the projected costs of the redevelopment or the availability of alternative funding sources. There can be no assurance that third party financing or other funding sources will be available to repay the loan in full. If the loan is not repaid, Aimco Properties could potentially seek to enforce its rights and remedies as a lender.

PLANS AFTER THE REDEVELOPMENT
          After completion of the redevelopment, we plan to continue to hold and operate the Property and to remarket the redeveloped apartment units to new tenants and tenants renewing existing leases in order to obtain rent increases that reflect the improvements to the Property resulting from the redevelopment.
CONFLICTS OF INTEREST
          Our General Partner has conflicts of interest with respect to the proposed amendment and provision of redevelopment services to the Partnership. Aimco/Bethesda, an affiliate of our General Partner, will be paid the redevelopment fees for services provided with respect to the redevelopment of the Property before the limited partners receive any distributions. Aimco Properties, another affiliate of our General Partner, will be repaid the outstanding balance of the loan plus accrued interest before the Partnership will be permitted to make any distributions to our limited partners. (See “Affiliate Redevelopment Services” and “Affiliate Redevelopment Funding,” above, for a more detailed description of the redevelopment services and the loan.) Further, affiliates of Apartment and Investment and Management Company (“Aimco”) own all of the interests in the managing partner of our General Partner as well as approximately 50.35% of the outstanding limited partnership units of the Partnership. As a result, Aimco is in a position to influence all voting decisions with respect to the Partnership. (See “Approval of the Amendment,” below, for a discussion of the Aimco affiliates’ effective voting control.) Although our General Partner owes fiduciary duties to our limited partners, the managing general partner of our General Partner also owes fiduciary duties to Aimco. Accordingly, our General Partner’s duties to the Partnership and our limited partners may come into conflict with the duties to Aimco owed by the managing general partner of our General Partner.
APPROVAL OF THE AMENDMENT
          Affiliate Transaction Amendment
          Currently, Section 15.3.28 of our limited partnership agreement prohibits the Partnership from entering into any contract with our General Partner or its affiliates to construct or develop Partnership properties or to render any services to the Partnership in connection with such construction or development. The proposed amendment will explicitly permit our General Partner and its affiliates to provide services to the Partnership on third-party terms in connection with the redevelopment of the Property.
          Required Limited Partner Approval
          Section 16.2.4 of our limited partnership agreement provides that the agreement may be amended by a vote of our limited partners owning more than 50% of the outstanding limited partnership units. As of December 15, 2006, there were 26,111 limited partnership units issued and outstanding. Each limited partnership unit represents approximately 0.00383% of our outstanding limited partnership units. Affiliates of our General Partner currently own 13,146 of these units, or approximately 50.35% of the outstanding units as set forth below in “Security Ownership of Certain Beneficial Owners and Management.” Our General Partner’s affiliates have indicated that they will consent to the amendment to our limited partnership agreement. Accordingly, approval of the amendment is assured.
          Upon receipt of these consents, limited partners owning more than 50% of the outstanding limited partnership units will have consented to the amendment to the Partnership’s limited partnership agreement and, as a result, no vote of any other limited partnership unit holder will be necessary to consent to the amendment. Accordingly, we are not soliciting any other votes. The written consents of our General Partner’s affiliates will have an effective date as of January 8, 2007, which is 20 days after the mailing of this information statement. The consents will authorize the amendment as required under our limited partnership agreement.
          The text of the amendment is set forth in Annex I to this information statement.

PARTNERSHIP BUSINESS
          The Partnership is a publicly held limited partnership organized in June 1984 under the California Uniform Limited Partnership Act to acquire, manage and ultimately sell income producing real properties. The general partner of the Partnership is Fox Partners VIII, a California general partnership. The general partners of Fox Partners VIII are Fox Realty Investors and Fox Capital Management Corporation, which is the managing general partner of Fox Partners VIII and a subsidiary of Aimco. Our limited partnership agreement provides that the term of the Partnership terminates on December 31, 2025, unless terminated before such date.
          Through the Partnership’s public offering of limited partnership units, the Partnership sold 26,111 limited partnership units for an aggregate offering price of $26,111,000. The net proceeds of this offering were used to acquire one mobile home park and two apartment complexes, including the Property. Since our initial offering, we have not received, nor are our limited partners required to make, additional capital contributions. The Partnership’s acquisition activities were completed in February 1989, and since then the principal activity of the Partnership has been managing its portfolio. The mobile home park was sold in June 1994, and one apartment complex was sold in December 2003. The Partnership’s sole remaining property is Wood View Apartments. See “Partnership Properties” for a description of the Property. The Partnership is engaged in the business of operating and holding its remaining property.
          We have no employees and depend on Fox Capital Management Corporation and its affiliates for property management services and administration of all Partnership activities. Our limited partnership agreement provides for certain payments to affiliates for services and as reimbursement of certain expenses incurred by affiliates on behalf of the Partnership.
          For information on certain of our pending litigation, please refer to our most recent reports on Forms 10-KSB and 10-QSB (for the year ended December 31, 2005 and the nine months ended September 30, 2006) filed with the Securities and Exchange Commission.
PARTNERSHIP PROPERTIES
          The following table sets forth our current investment in real property:

Property	Date of Purchase	Type of Ownership	Use

Wood View Apartments, Atlanta, Georgia	9/87	Fee ownership, subject to a first mortgage	Apartment — 180 units
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding our limited partnership units owned by Fox Capital Management Corporation, the managing general partner of our General Partner, and each person or entity who is known by us to own beneficially more than 5% of the limited partnership units as of December 15, 2006:

Name and Address(1)	Number of Limited
of Beneficial Owner	Partnership Units	Percent of Class

IPLP Acquisition I LLC	3,919	15.01%
AIMCO IPLP, L.P.	213	0.81%
AIMCO Properties, L.P.	9,014	34.53%
Total:	13,146	50.35%

(1)	IPLP Acquisition I LLC and AIMCO IPLP, L.P. are indirectly ultimately owned by Aimco. Their business address is 55 Beattie Place, Greenville, South Carolina 29602.
               AIMCO Properties, L.P. is indirectly ultimately controlled by Aimco. Its business address is 4582 S. Ulster Street Parkway, Suite 1100, Denver Colorado 80237.
          Neither the Partnership nor our General Partner have any officers or directors. In addition, no officer or director of Fox Capital Management Corporation, the managing general partner of our General Partner, owns any limited partnership units. Fox Capital Management Corporation is an affiliate of Aimco.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
          Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause the actual results to differ materially from those in our forward-looking statements include construction cost overruns, unforeseen environmental or engineering problems, shortages of materials or skilled labor, labor disputes, work stoppages, scheduling problems, weather interference, natural disasters, changes in existing real estate and debt markets, the availability of alternative funding sources and general economic conditions and the economic performance of the Partnership and the Property. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE PARTNERSHIP
          We are subject to the informational requirements of the Securities Exchange Act of 1934 and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports and proxy and information statements regarding issuers, including us, that file electronically with the SEC.
          You should only rely on the information provided in this information statement or any supplement or on information we have filed with the SEC. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement or in any of our filings with the SEC is accurate as of any date other than the date on the front of this information statement or the supplement or as of the date of such filings.
          You may request a copy of our filings with the SEC, at no cost, by writing or calling us at the following address or facsimile or telephone number: c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071; by fax at (201) 460-0050; or by telephone at (800) 217-9608.
NO APPRAISAL RIGHTS
          Our limited partners are not entitled to dissenters’ appraisal rights under California law or our limited partnership agreement in connection with the amendment to the limited partnership agreement or the Partnership’s retention of Aimco/Bethesda to provide redevelopment services as described herein.
REGULATORY APPROVALS
          Other than the filing and distribution of this information statement, no regulatory approvals are required to enable the Partnership to amend the limited partnership agreement or to retain Aimco/Bethesda to provide redevelopment services as described herein.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
          Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
          The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071
By telephone:	(800) 217-9608

By fax:	(201) 460-0050
          A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.

ANNEX I
AMENDMENT
TO
THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
FOX STRATEGIC HOUSING INCOME PARTNERS
          THIS AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF FOX STRATEGIC HOUSING INCOME PARTNERS (this “Amendment”) is entered into as of January 9, 2007, by and among Fox Partners VIII, a California general partnership (the “General Partner”), and each of the Limited Partners. All capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to them in the Partnership Agreement (as defined below).
Recitals
          WHEREAS, Fox Strategic Housing Income Partners, a California limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Amended and Restated Limited Partnership Agreement, dated as of March 3, 1987 (as amended, the “Partnership Agreement”); and
          WHEREAS, the General Partner has obtained consents of the requisite percentage-in-interest of the Limited Partners (i.e., Limited Partners who own more than 50% of the Total Outstanding Units), necessary to amend the Partnership Agreement as provided in this Amendment.
          NOW, THEREFORE, in consideration of the premises, the agreement of the parties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereby agree as follows:
          1. Rights, Authority, Powers, Responsibilities and Duties of the General Partner. Section 15.3.28 of the Partnership Agreement is hereby amended by adding the following sentence to the end of such paragraph:
“Notwithstanding the foregoing, the General Partner may cause the Partnership to enter into any contract with the General Partner or its Affiliates to provide services to the Partnership in connection with redevelopment of any of the properties owned by the Partnership, and receive fees or other compensation from the Partnership for such services, provided that any such fees or other compensation shall not exceed an amount which is competitive in price and terms with other nonaffiliated persons rendering comparable services.”
          2. Miscellaneous.
               (a) Effect of Amendment. In the event of any inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail. In the event of any conflict or apparent conflict between any of the provisions of the Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
               (b) Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed. Except as amended hereby, the Partnership Agreement shall continue, unmodified, and in full force and effect.
               (c) Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

               (d) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

The General Partner: FOX PARTNERS VIII
By:	Fox Capital Management Corporation, its Managing General Partner

By:
Name:
Title:

The Limited Partners:

AIMCO IPLP, L.P.

By:	AIMCO/IPT, Inc., Its General Partner
By:
Name:
Title:

IPLP ACQUISITION I LLC
By:	AIMCO IPLP, L.P., Its Sole Member

	By:	AIMCO/IPT, Inc., Its General Partner

By:
Name:
Title:

AIMCO PROPERTIES, L.P.
By:	AIMCO-GP, Inc., Its General Partner

By:
Name:
Title: